EXHIBIT 21
LAKES ENTERTAINMENT, INC.
LIST OF SUBSIDIARIES

	Name of Subsidiary	State of Incorporation/Organization
1.	Borders Land Company	Minnesota
2.	Grand Casino of Louisiana, LLC — Tunica Biloxi	Minnesota
3.	Grand Casinos Pechanga, Inc.	Minnesota
4.	Grand Casinos Washington, Inc.	Minnesota
5.	Grand Media & Electronics Distributing, Inc.	Minnesota
6.	Great Lakes Gaming of Michigan, LLC	Minnesota
7.	Lakes California Land Development, Inc.	Minnesota
8.	Lakes Cloverdale, LLC	Minnesota
9.	Lakes Game Development, LLC	Minnesota
10.	Lakes Gaming — Louisiana, LLC	Minnesota
11.	Lakes Gaming — Mississippi, LLC	Minnesota
12.	Lakes Gaming & Resorts, LLC	Minnesota
13.	Lakes Iowa Consulting, LLC	Minnesota
14.	Lakes Iowa Management, LLC	Minnesota
15.	Lakes Jamul Development, LLC	Minnesota
16.	Lakes Jamul, Inc.	Minnesota
17.	Lakes KAR — Shingle Springs, LLC	Minnesota
18.	Lakes Kean Argovitz Resorts — California, LLC	Minnesota
19.	Lakes Kickapoo Consulting, LLC	Minnesota
20.	Lakes Kickapoo Management, LLC	Minnesota
21.	Lakes Mississippi Land Development, LLC	Minnesota
22.	Lakes Nipmuc, LLC	Minnesota
23.	Lakes Ohio Development, LLC	Minnesota
24.	Lakes Pawnee Consulting, LLC	Minnesota
25.	Lakes Pawnee Management, LLC	Minnesota
26.	Lakes Poker Tour, LLC	Minnesota
27.	Lakes Shingle Springs, Inc.	Minnesota
28.	Metroplex-Lakes, LLC	Minnesota
29.	Mille Lacs Gaming, LLC	Minnesota
30.	Mille Lacs Gaming, LLP	Minnesota
31.	Pacific Coast Gaming — Santa Rosa, LLC	Minnesota
32.	RFC Acquisition Co.	Minnesota